UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No. )

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BJ’S WHOLESALE CLUB, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 17, 2004

Via Facsimile and U. S. Mail

Mr. Edward Corrao

Fidelity Management and Research Company

82 Devonshire Street, Mail Zone F7C

Boston, MA 02109

Re:	BJ’s Wholesale Club, Inc. (the “Company”)
1997 Stock Incentive Plan

Dear Mr. Corrao:

This letter is in response to the May 10, 2004 telephone call the Company received from Fidelity Management and Research Company (“Fidelity”) regarding the proposed amendment to the Company’s 1997 Stock Incentive Plan (the “Plan”), which is Board Proposal No. 2 in the Company’s proxy statement for the Annual Meeting of Stockholders to be held on May 20, 2004. Specifically, this letter responds to your concern that the proposed form of the Plan does not contain an express provision that all future material amendments will require stockholder approval.

As we discussed, the Plan, as proposed, provides that no amendment requiring stockholder approval under any applicable New York Stock Exchange regulations, among others will become effective until stockholder approval is obtained. This would encompass any material amendments to the Plan. Nevertheless, in response to Fidelity’s stated preference for including an express provision that all future material amendments will require stockholder approval, this letter confirms that management will recommend to the Executive Compensation Committee of the Company’s Board of Directors that the Plan be amended to require stockholder approval of material amendments to the Plan.

Sincerely,

BJ’S WHOLESALE CLUB, INC.

/s/ Michael T. Wedge

President and Chief Executive Officer

BJ’S Wholesale Club, Inc.    One Mercer Road

P.O. Box 9601    Natick, MA 01760-9601

www.bjs.com    (508) 651-7400